Exhibit 10.M
JOHNSON CONTROLS, INC.
DIRECTOR SHARE UNIT PLAN
ARTICLE 1.
PURPOSE AND DURATION
Section 1.1. Purpose. The purpose of the Johnson Controls, Inc. Director Share Unit Plan is to advance the Company’s growth and success, and to advance the interests of its shareholders, by attracting and retaining well-qualified Outside Directors upon whose judgment the Company is largely dependent for the successful conduct of its operations and by providing such individuals with incentives to put forth maximum effort for the long-term success of the Company’s business, thereby aligning their interests more closely with the interests of shareholders.
Section 1.2. Duration. The Plan was originally effective on November 18, 1998. The Plan was most recently amended and restated effective January 1, 2005. The provisions of the Plan as amended and restated apply to each individual with an interest hereunder on or after January 1, 2005.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
     (a) “Administrator” means the Employee Benefits Policy Committee of the Company.
     (b) “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c).
     (c) “Beneficiary” means the person or persons entitled to receive the interest of a Participant in the event of the Participant’s death as provided in Article 7.
     (d) “Board” means the Board of Directors of the Company.
     (e) “Change of Control” has the meaning ascribed to such term in Section 10.2.
     (f) “Committee” means the Corporate Governance Committee of the Board; provided, however, that if the Corporate Governance Committee does not include two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, then the term “Committee” means such other committee appointed by the Board consisting of two or more “non-employee directors.”
     (g) “Company” means Johnson Controls, Inc., a Wisconsin corporation, and any successor thereto as provided in Article 11.

     (h) “Exchange Act” means the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.
     (i) “Fair Market Value” means with respect to a Share, except as otherwise provided herein, the closing sales price of a Share on the New York Stock Exchange as of 4:00 p.m. EST on the date in question (or the immediately preceding trading day, if the date in question is not a trading day), and with respect to any other property, such value as is determined by the Administrator.
     (j) “Outside Director” means a member of the Board who is not an officer or employee of the Company or a subsidiary.
     (k) “Participant” means each Outside Director who has a Retirement Account under the Plan. Where the context so requires, a Participant also means a former director who is entitled to a benefit hereunder.
     (l) “Plan” means the arrangement described herein, as from time to time amended and in effect.
     (m) “Retirement Account” means the record keeping account maintained to record the interest of each Participant under the Plan. A Retirement Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.
     (n) “Separation from Service” means the cessation of service as a Board member, for any reason, provided the cessation of service is a good-faith and complete termination of the relationship with the Company. If, at the time of the cessation of service, the Participant anticipates a significant contractual relationship with the Company as a consultant or becoming an employee, then such cessation of service as a Board member does not constitute a good-faith and complete termination of the relationship with the Company.
     (o) “Share” means a share of the Company’s common stock, $0.16 par value.
     (p) “Share Units” means the hypothetical Shares that are credited to the Participant’s Retirement Account in accordance with Article 5.
     (q) “Total and Permanent Disability” means the Participant’s inability to engage in any substantial gainful activity as a result of a medically-determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of at least twelve (12) months, as determined by the Administrator. The Administrator may require the Participant to submit such medical evidence or to undergo a medical examination by a doctor selected by the Administrator as the Administrator determines is necessary in order to make a determination hereunder.

     (r) “Unforeseeable Emergency” means a severe financial hardship of the Participant, resulting from any of the following:
(1) an illness or accident of the Participant, his or her spouse or dependent (as defined in Code Section 152(a));
(2) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or
(3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrator.
     (s) “Valuation Date” means each day when the United States financial markets are open for business, as of which the Administrator will determine the value of each Retirement Account.
Section 2.2. Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.
Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the said illegal or invalid provision had not been included.
ARTICLE 3.
ADMINISTRATION
Section 3.1. General. The Committee shall have overall authority with respect to administration of the Plan; provided that the Administrator shall have responsibility for the general operation and daily administration of the Plan as specified herein. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as “non-employee directors”, then the Board shall administer the Plan (with the assistance of the Administrator) and all references herein to the Committee shall be deemed to include the Board.
Section 3.2. Authority. In addition to the authority specifically provided herein, the Committee and the Administrator shall have full power and discretionary authority to take any action or make any determination it deems necessary for the proper administration of its respective duties under the Plan, including but not limited to the power and authority to: (a) interpret the Plan; (b) correct errors, supply omissions or reconcile inconsistencies in the Plan’s terms; (c) establish, amend or waive rules and regulations, and appoint such agents, as it deems appropriate for the Plan’s administration; and (d) make any other determinations, including factual determinations, and take any other action as it determines is necessary or desirable for the Plan’s administration. Any action taken by the Committee shall be controlling over any contrary action of the Administrator. The Committee or Administrator may delegate its ministerial duties to a third party and to the extent of such delegation, references to the Committee or Administrator herein shall mean such delegatee.
Section 3.3. Decision Binding. The Committee’s and the Administrator’s determinations and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons who have an interest in the Plan, and such determinations and decisions shall not be reviewable.
Section 3.4. Procedures for Administration. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by the members of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. The Administrator’s determinations shall be made in accordance with such procedures it establishes.
Section 3.5. Indemnification. Neither the Committee, nor the Administrator, nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith and the members of the Committee and the Administrator shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law and under any directors’ and officers’ liability insurance that may be in effect from time to time.
Section 3.6. Restrictions to Comply with Applicable Law. Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee and the Administrator shall administer the Plan so that transactions under the Plan will be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.
ARTICLE 4.
PARTICIPATION
          Each Outside Director shall automatically become a Participant on the date the individual is first elected to become an Outside Director. No new Participants shall be added to the Plan after October 1, 2006.
ARTICLE 5.
RETIREMENT ACCOUNTS
Section 5.1. Establishment of Retirement Account. Each Participant shall have a Retirement Account established under this Plan on his behalf. A Participant’s Retirement Account shall be credited with “Share Units” and otherwise subject to adjustment as follows:

     (a) Conversion of Accrued Benefits. For each Outside Director of the Company as of December 1, 1998, the Administrator shall calculate the value of such Outside Director’s accrued benefits under the Company’s Director Retirement Plan as of September 30, 1998. Each such Outside Director’s Retirement Account shall be credited with a number of Share Units equal to the result obtained by (i) dividing (A) the value of such Outside Director’s accrued benefits under the Company’s Director Retirement Plan as of September 30, 1998 by (B) the Fair Market Value of a Share as of the first trading day in December 1998.
     (b) Annual Credit of Share Units. On the date of each regular meeting of the Board held in November, the Retirement Account of each Participant who is then an Outside Director shall be credited with a number of additional Share Units equal to the result obtained by (i) dividing (A) the amount determined for such year by the Committee by (B) the Fair Market Value of a Share on such date. Effective October 1, 2006, no additional Share Units shall be credited to a Participant’s Retirement Account under this subsection (b).
Section 5.2. Interim Election. Any Outside Director whose election to the Board is first effective at any time other than the regular meeting of the Board held in November shall have credited to his or her Retirement Account a proportionate share of the Annual Credit at the time of effectiveness of his election. Such credit shall be based on the Fair Market Value of a Share on the date on which his election is effective. Effective October 1, 2006, no Share Units shall be credited to a Participant’s Retirement Account under this Section 5.2.
Section 5.3. Dividends. Whenever the Company declares a dividend on its Shares, in cash or in property, at a time when Participants have Share Units credited to their Retirement Accounts, a dividend award shall be made to all such Participants as of the date of payment of the dividend. The dividend award for a Participant shall be determined by multiplying the Share Units credited to the Participant’s Account as of the date the dividend is declared by the amount or Fair Market Value of the dividend paid or distributed on one Share. The dividend award shall be credited to the Participant’s Retirement Account by converting such award into Share Units by dividing the amount of the dividend award by the Fair Market Value of a Share on the date the dividend is paid. Any other provision of this Plan to the contrary notwithstanding, if a dividend is declared on Shares in the form of a right or rights to purchase shares of capital stock of the Company or of any entity acquiring the Company, such dividend award shall not be credited to the Participant’s Retirement Account, but each Share Unit credited to a Participant’s Retirement Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Retirement Account at a time when such rights are attached to Shares, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one Share plus the then Fair Market Value of such right or rights then or previously attached to one Share.
ARTICLE 6.
RULES WITH RESPECT TO SHARE UNITS
Section 6.1. Transactions Affecting Common Stock. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting Shares, the Administrator may make appropriate equitable adjustments with respect to the Share Units credited to the Retirement Account of each Participant, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Administrator determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.
Section 6.2. No Shareholder Rights With Respect to Share Units. Participants shall have no rights as a stockholder pertaining to Share Units credited to their Retirement Accounts. No individual shall have any right to receive a distribution of Shares under this Plan. All distributions under the Plan are made in cash.
ARTICLE 7.
PAYMENT
Section 7.1. Distributions.
     (a) Participant’s Separation from Service. A Participant’s Retirement Account shall become payable upon the Participant’s Separation from Service, whether by death, disability, retirement or for any other reason.
     (b) Earlier Distribution. Notwithstanding the foregoing, a distribution may be made prior to the date specified in subsection (a) as follows:
(1) If an amount deferred under this Plan is required to be included in income under Code Section 409A prior to the date such amount is actually distributed, a Participant shall receive a distribution, in a lump sum as soon as practicable after the date the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.
(2) If an amount under the Plan is required to be distributed under a domestic relations order within the meaning of Code Section 414(p)(1)(B), it may be distributed according to the terms of such order.
Section 7.2. Election of Form of Distribution. A Participant, within the first thirty (30) days following the date he commences participation in the Plan, shall make a distribution election with respect to his Retirement Account. Such election shall be made in such form and manner and within such time periods as the Administrator may prescribe, and shall be irrevocable. The election shall specify whether distributions shall be made in a single lump sum or annual installments of from two (2) to ten (10) years. If no valid election is in effect, distribution shall be made in ten (10) annual installments.
Section 7.3. Manner of Distribution. A Participant’s Retirement Account shall be paid or begin to be paid in cash as follows:
     (a) If payment is to be made in a lump sum, payment shall be made in the first calendar quarter of the year following the year in which the Participant’s Separation from Service occurs, and shall be in an amount equal to the balance of the Participant’s Retirement Account as of the Valuation Date immediately preceding the distribution date.

     (b) If payment is to be made in annual installments, the first annual payment shall be made in the first calendar quarter of the year following the year in which the Participant’s Separation from Service occurs, and shall equal the value of 1/10th (or 1/9th, 1/8th, 1/7th, etc. depending on the number of installments elected) of the balance of the Participant’s Retirement Account as of the Valuation Date immediately preceding the distribution date. A second annual payment shall be made in the first calendar quarter of the second year after the year in which the Participant’s Separation from Service occurs, and shall equal the value of 1/9th (or 1/8th, 1/7th, 1/6th, etc. depending on the number of installments elected) of the balance of the Participant’s Retirement Account as of the Valuation Date immediately preceding the distribution date. Each succeeding installment payment (if any) shall be determined in a similar manner, until the final installment which shall equal the then remaining balance of such account as of the Valuation Date immediately preceding the final distribution date.
          Notwithstanding the foregoing provisions, if the balance of a Participant’s Retirement Account at any distribution date is less than $50,000 during the payout period, the remaining balance shall be paid in the form of a lump sum on (or as soon as practicable following) such distribution date.
     (c) Delay in Payment. Notwithstanding the foregoing, a distribution may be delayed beyond the date it would have otherwise been paid under subsection (a) or (b) in the following circumstances:
(1) If the distribution will violate the terms of a loan agreement or other similar contract to which the Company or an Affiliate, as applicable, is a party, and if any such violation will cause material harm to the Company or Affiliate, the distribution shall be delayed until the first date that a violation will not occur or the violation will not cause material harm to the Company or an Affiliate.
(2) If the distribution will violate the terms of Section 16(b) of the Exchange Act or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.
Section 7.4. Distribution in Event of Unforeseeable Emergency. If requested by a Participant while an Outside Director and if the Administrator determines that an Unforeseeable Emergency has occurred, all or part of the Participant’s Retirement Account may be paid out to the Participant in a cash lump sum. The amount to be distributed to the Participant shall only be such amount as is needed to alleviate the Participant’s Unforeseeable Emergency, including any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship).

Section 7.5. Distribution of Remaining Account Following Participant’s Death.
     (a) Distribution. In the event of the Participant’s death prior to receiving all payments due hereunder, the balance of the Participant’s Retirement Account shall be paid to the Participant’s Beneficiary in a lump sum as soon as practicable after the Participant’s death.
     (b) Designation of Beneficiary. Each Participant may designate a Beneficiary in such form and manner and within such time periods as the Administrator may prescribe. A Participant can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Administrator while the Participant is alive shall be given effect. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of distribution, the designation shall vest in the Beneficiary all of the distribution payable after the Participant’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate. If there is no valid beneficiary designation in effect at the time of the Participant’s death, if the Beneficiary does not survive the Participant, or if the beneficiary designation provides that the Beneficiary must be living at the time of each distribution and such designated Beneficiary does not survive to a distribution date, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a Beneficiary, such beneficiary designation automatically shall become null and void on the date the Administrator receives notice of the Participant’s divorce or legal separation.
Section 7.6. Tax Withholding. The Company shall have the right to deduct from any deferral or payment made hereunder, or from any other amount due a Participant, the amount of cash sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral or payment. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Participant’s Retirement Account balance shall be reduced by the amount needed to pay the Participant’s portion of such tax.
Section 7.7. Offset. The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).
ARTICLE 8.
TERMS AND CONDITIONS
Section 8.1. No Funding. No stock, cash or other property will be deliverable to a Participant or his or her Beneficiary in respect of the Participant’s Retirement Account until the date or dates identified pursuant to Article 7, and all Retirement Accounts shall be reflected in one or more unfunded accounts established for the Participant by the Company. Payment of the Company’s obligation will be from general funds, and no special assets (stock, cash or otherwise) have been or will be set aside as security for this obligation, unless otherwise provided by the Administrator.

Section 8.2. No Transfers. Except as permitted by Section 7.11, a Participant’s rights to payments under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance by a Participant or his Beneficiary, or garnishment by a Participant’s creditors or the creditors of his or her beneficiaries, whether by operation of law or otherwise, and any attempted sale, transfer, assignment, pledge, or encumbrance with respect to such payment shall be null and void, and shall be without legal effect and shall not be recognized by the Company.
Section 8.3. Unsecured Creditor. The right of a Participant or Beneficiary to receive payments under this Plan is that of a general, unsecured creditor of the Company, and the obligation of the Company to make payments constitutes a mere promise by the Company to pay such benefits in the future. Further, the arrangements contemplated by this Plan are intended to be unfunded for tax purposes and for purposes of Title I of ERISA.
Section 8.4. Retention as Director. Nothing contained in the Plan shall interfere with or limit in any way the right of the shareholders of the Company to remove any Director from the Board, nor confer upon any Director any right to continue in the service of Company as a Director.
ARTICLE 9.
TERMINATION AND AMENDMENT OF PLAN
Section 9.1. Amendment. The Committee may at any time amend the Plan; provided, however, that (a) the Committee may not amend the Plan more than once every six months, other than amendments the Committee deems necessary or advisable to assure the conformity of the Plan with any requirements of state and federal law or regulations now or hereafter in effect, and (b) subject to the provisions of Section 9.2, no amendment shall affect adversely any of the rights of any Outside Director, without such Outside Director’s consent, under any election theretofore in effect under the Plan; provided further that the Board must approve any amendment that expands the class of individuals eligible for participation under the Plan, that materially increases the benefits provided hereunder, or that is required to be approved by the Board by any applicable law or the listing requirements of the national securities exchange upon which the Company’s common stock is then traded. In addition, the Administrator may at any time amend the Plan to make administrative changes and changes necessary to comply with applicable law.
Section 9.2. Termination. The Committee may terminate the Plan in accordance with the following provisions.
(1) The Committee may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts accrued under the Plan are distributed to the Participants or Beneficiaries, as applicable, in a single sum payment, regardless of any distribution election then in effect, in the later of: (A) the calendar year in which the Plan termination occurs or (B) the first calendar year in which payment is administratively practicable.

(2) The Committee may terminate the Plan at any time during the period that begins thirty (30) days prior and ends twelve (12) months following a Change of Control, provided that all substantially similar arrangements (within the meaning of Code Section 409A) sponsored by the Company are terminated, so that all participants under similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.
(3) The Committee may terminate the Plan at any other time. In such event, the balance of all Accounts will be distributed to all Participants or Beneficiaries, as applicable, in a single sum payment mo earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of termination, regardless of any distribution election then in effect. This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within five (5) years following the date of the Plan’s termination, unless any individual who was a Participant under this Plan is excluded from participating thereunder for such five (5) year period.
ARTICLE 10.
CHANGE OF CONTROL
Section 10.1. Acceleration of Payment. Anything in this Plan to the contrary notwithstanding, each Participant’s Retirement Account shall be paid in cash in a lump sum within thirty (30) days following the occurrence of a Change of Control. The amount of the cash payment shall be determined by multiplying the number of Share Units in the Retirement Account by the Fair Market Value of a Share as of the most recent Valuation Date preceding the occurrence of the Change of Control.
          In determining the amount accumulated in a Participant’s Retirement Account, each Share Unit shall have a value equal to the higher of (a) the highest reported sales price, regular way, of a share of the Company’s common stock on the Composite Tape for New York Stock Exchange Listed Stocks (the “Composite Tape”) during the sixty-day period prior to the date of the Change of Control of the Company and (b) if the Change of Control of the Company is the result of a transaction or series of transactions described in Section 10.2(a), the highest price per Share of the Company paid in such transaction or series of transactions.

Section 10.2. Definition of a Change of Control. A Change of Control means any of the following events, provided that each such event would constitute a change of control within the meaning of Code Section 409A:
     (a) The acquisition, other than from the Company, by any individual, entity or group of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act), including in connection with a merger, consolidation or reorganization, of more than either:
(1) Fifty percent (50%) of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or
(2) Thirty-five (35%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or
     (b) Individuals who, as of January 1, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12-month period, provided that any individual becoming a director subsequent to January 1, 2005, whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board; or
     (c) A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition. For purposes hereof, “a sale or other disposition of all or substantially all of the assets of the Company” will not be deemed to have occurred if the sale involves assets having a total gross fair market value of less than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to the acquisition. For this purpose, “gross fair market value” means the value of the assets without regard to any liabilities associated with such assets.
     (d) For purposes of this Section 10.2, persons will not be considered to be acting as a “group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a “group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in the Company and any other corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in such corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the Company.
ARTICLE 11.
SUCCESSORS
          All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. This Plan shall be binding upon and inure to the benefit of the Participants, Beneficiaries, and their heirs, executors, administrators and legal representatives.
ARTICLE 12.
DISPUTE RESOLUTION
Section 12.1. Governing Law. This Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin (excluding any choice of law rules that may direct the application of the laws of another jurisdiction).
Section 12.2. Arbitration.
     (a) Application. Notwithstanding anything to the contrary herein, if a Participant or Beneficiary brings a claim that relates to benefits under this Plan, regardless of the basis of the claim, such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
     (b) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:
Office of General Counsel
Johnson Controls, Inc.
5757 North Green Bay Avenue
P.O. Box 591
Milwaukee, WI 53201-0591
     The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.
     (c) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the Participant or Beneficiary must initiate and participate in any complaint resolution procedure identified in the Company’s personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable Company complaint resolution procedure has been completed.
     (d) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.
     (e) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.
     (f) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

     (g) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.